Pac-West Announces Third Quarter 2006 Results

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Revenues during the third quarter of 2006 decreased 3.0% from the second quarter of 2006 due primarily to lower revenues resulting from lower minutes of use as Internet dial-up ISPs reduced services. Revenues during the third quarter of 2006 increased 17.0% from the third quarter of 2005 primarily due to settlements of approximately $9.5 million, which was 36% of revenues, received in the third quarter of 2006 compared to settlements of $2.2 million in 2005, partially offset by lower revenues resulting from lower minutes of use and a reduction in mature products services.

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Total minutes of use declined for a fourth consecutive quarter decreasing by 25.0% in the third quarter of 2006 from the second quarter of 2006, and 45.9% from the third quarter of 2005, primarily due to the continued decline in the Internet dial-up business and customers moving their traffic onto competitor networks.

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Net income was $2.3 million in the third quarter of 2006 compared to a net loss of $0.8 million in the second quarter of 2006, and a net loss of $0.1 million in the third quarter of 2005. Net income in the third quarter of 2006 was primarily attributable to settlements of $9.5 million.

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Cash, cash equivalents and short-term investments increased to $21.7 million at the end of the third quarter of 2006 from $20.5 million at the end of the second quarter of 2006. Cash, cash equivalents and short-term investments remained relatively stable between the second and third quarters of 2006 primarily due to settlements of $9.4 million in the second quarter and $9.5 million in the third quarter.

Stockton, CA - November 21, 2006 - Pac-West Telecomm, Inc. (OTC Bulletin Board®: PACW.PK), a leading provider of next generation and traditional voice communications services, today announced its results for the third quarter of 2006.

Hank Carabelli, President and CEO, commented, "It has been a challenging few quarters for us as revenue from our mature products continued to decline while progress continued on our planned national expansion.  In addition, we were engaged in a comprehensive search for financing and a review of restructuring alternatives, including seeking court protection from creditors.  The culmination of this process was the completion of a financial restructuring announced on November 15, 2006, which we believe can benefit all of our stakeholders while providing financing to continue our planned national expansion."

Operating Highlights

Third quarter total minutes of use declined for a fourth consecutive quarter by decreasing to 6.6 billion compared to 8.8 billion in the second quarter of 2006 and decreasing from 12.2 billion in the third quarter of 2005, primarily due to a continuing decline in the Internet dial-up business as customers transition from dial-up to broadband in addition to customers moving their traffic onto competitor networks.

Financial Highlights

	Three months ended
($ in millions, except per share amounts)	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005
Total revenues	$26.2	$27.0	$22.4
Net income (loss)	$2.3	$(0.8)	$(0.1)
Diluted net income (loss) per share	$0.06	$(0.02)	$(0.00)
Cash, cash equivalents & short-term investments	$21.7	$20.5	$24.0
Minutes of use (billions)	6.6	8.8	12.2

Revenues - Third quarter 2006 revenues decreased 3.0% from the second quarter of 2006 primarily due to lower revenues resulting from lower minutes of use as Internet dial-up ISPs reduced services. Revenues during the third quarter of 2006 increased 17.0% from the third quarter of 2005 primarily due to settlements with a carrier for previously disputed amounts and a settlement and restructuring agreement with an ISP of approximately $9.5 million, which was 36% of revenues, received in the third quarter of 2006 compared to settlements of $2.2 million in 2005, partially offset by lower revenues resulting from lower minutes of use and a reduction in mature products services.

Expenses - Third quarter network expenses decreased 8.3% from the second quarter of 2006 primarily due to a settlement and restructuring agreement with an ISP in the third quarter of 2006 partially offset by increased expenses related to our national expansion. Third quarter 2006 network expenses increased 3.1% from the third quarter of 2005 due primarily to increased expenses related to our national expansion, partially offset by former customers transitioning off our network as a result of the sale of substantially all of our enterprise customer base to TelePacific’s network in addition to cost reduction efforts.

Third quarter 2006 selling, general and administrative expenses (SG&A) decreased 22.8% from the second quarter of 2006 due primarily to lower employee related costs, lower contract labor and reduced professional costs, in addition to savings from other cost reduction activities. Third quarter 2006 SG&A decreased 11.5% from the third quarter of 2005 primarily due to suspended compensation associated with company and individual team performance goals, reduced professional costs and savings from other cost reduction activities.

Reimbursed transition expenses (RTE) relate to network and administrative services provided by the company under a Transition Service Agreement (TSA) entered into with TelePacific Corp. in connection with the sale of the enterprise customer base that obligated the company to provide transition services to TelePacific at our estimated cost. The TSA ended on September 12, 2006. RTE decreased 46.4% from second quarter 2006 and 66.67% from third quarter 2005 as TelePacific continues to migrate its customers to their own network.

Depreciation and amortization decreased $0.1 million and $0.4 million from the second quarter of 2006 and the third quarter or 2005, respectively, due primarily to assets becoming fully depreciated during the period, slightly offset by an increase in deprecation for new assets acquired in connection with our national expansion.

Net income (loss) - Net income for the third quarter of 2006 was $2.3 million compared to a net loss of $0.8 million in the second quarter of 2006, and compared to a net loss of $0.1 million in the third quarter of 2005, due to factors discussed in the preceding paragraphs. Net income in the third quarter of 2006 was primarily attributable to the settlements of $9.5 million.

Liquidity - Cash, cash equivalents and short-term investments increased $1.2 million to $21.7 at the end of the third quarter of 2006 from $20.5 million at the end of the second quarter of 2006. Cash, cash equivalents and short-term investments remained relatively stable between the second and third quarters of 2006 primarily due to settlements of $9.4 million in the second quarter and $9.5 million in the third quarter.

Supplemental Financial and Operational Data
Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West's website at www.pacwest.com/investor/supplemental. Pac-West's filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.
Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, Oregon, Idaho, Washington D.C., Colorado, Pennsylvania, Florida, Maryland, New Jersey, North Carolina, South Carolina, New York and Alabama. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements
In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors, including risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; our inability to comply with the covenants contained in, or the possibility of triggering a default under, our borrowing arrangements, our inability to execute our business plans and objectives, regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; declines in liquidity and/or increases in volatility in the markets for securities; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers that could negatively impact our business prospects; an increase in our network expenses; our principal competitors for local services and potential additional competitors, which may have advantages that may adversely affect our ability to compete with them.

For more information, investors may contact:

Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com

Pac-West Telecomm, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Revenues	$26,171	$22,383	$72,827	$72,383
Costs and expenses:
Network expenses (exclusive of depreciation shown separately below)	9,906	9,628	29,711	29,901
Selling, general and administrative	11,465	13,006	39,987	40,127
Reimbursed transition expenses	(1,501)	(4,470)	(7,171)	(7,318)
Depreciation and amortization	2,980	3,365	8,925	10,349
Restructuring charges, net of reversals	(11)	24	254	630
Total operating expenses	22,839	21,553	71,706	73,689
Income (loss) from operations	3,332	830	1,121	(1,306)
Interest expense, net	1,424	1,091	4,328	5,198
Other (income), net	(298)	(51)	(314)	(21,840)
Income (loss) before income taxes	2,206	(210)	(2,893)	15,336
Income tax (benefit) expense	(118)	(84)	(118)	438
Net income (loss)	$2,324	$(126)	$(2,775)	$14,898

Basic weighted average number of shares outstanding	37,268	37,132	37,230	36,958
Diluted weighted average number of shares outstanding	37,293	37,132	37,230	38,718
Basic net income (loss) per share	$0.06	($0.00)	($0.07)	$0.40
Diluted net income (loss) per share	$0.06	($0.00)	($0.07)	$0.38

Condensed Consolidated Balance Sheets
(In thousands)
	Sept. 30, 2006	Dec. 31, 2005
	(unaudited)
Cash and cash equivalents	$21,738	$26,681
Trade accounts receivable, net	13,770	7,806
Prepaid expenses and other current assets	3,289	4,299
Total current assets	38,797	38,786
Property and equipment, net	43,068	39,458
Other assets, net	787	1,079
Total assets	$82,652	$79,323

Accounts payable and accrued liabilities	$15,576	$12,931
Other current liabilities	8,314	9,563
Total current liabilities	23,890	22,494
Long-term debt	47,512	43,350
Other liabilities, net	293	242
Total liabilities	71,695	66,086
Stockholders' equity	10,957	13,237
Total liabilities and stockholders' equity	$82,652	$79,323